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                                                                    EXHIBIT 99.1

                                    CONTACT:   DAVE TOVAR
                                    917-663-2144



FOR IMMEDIATE RELEASE



      PHILIP MORRIS USA PRESERVES RIGHT TO ORDERLY APPEAL OF ENGLE VERDICT


NEW YORK, May 7, 2001 -- Philip Morris Companies Inc. announced today that its domestic tobacco subsidiary, Philip Morris USA, has obtained the trial court's approval of an agreement between Philip Morris USA and the Engle class that ensures that the Engle judgment will remain stayed throughout the company's appeal of the Engle verdict.

The agreement was approved by the court earlier today.

"Because we believe the Engle verdict should be reversed, we want our appeal to be heard on the merits and not face the risk that the stay of the judgment would be lifted or would expire, and that the plaintiffs would then demand full payment of the judgment before all appeals could be fully heard," said William
S. Ohlemeyer, vice president and associate general counsel, Philip Morris Companies Inc. "Philip Morris USA has acted in the best interests of our shareholders by entering into an agreement that eliminates the
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uncertainty associated with Florida's bond cap legislation. While we believe the
Florida bond-cap statute is constitutional and would withstand challenge, the agreement allows Philip Morris USA to proceed with its appeal in an orderly manner and to focus its efforts on reversing the case on its merits."

In July, 2000, the six-person jury in the Engle case returned a punitive damage verdict of $74 billion against Philip Morris USA. Florida's bond-cap statute permitted the company to post a $100 million bond to prevent plaintiffs from demanding payment of the full amount during the appeal. Prior to today's agreement, this stay of the judgment was subject to challenge in the trial court. The agreement preserves Philip Morris' ability to pursue its appeal of the case in an orderly manner through the United States Supreme Court.

As a result of today's agreement and in addition to the $100 million bond it has already posted, Philip Morris USA will put $1.2 billion into an interest bearing escrow account. Should Philip Morris USA prevail in its appeal of the case, both amounts would return to the company. Philip Morris USA will also place an additional $500 million into a separate interest bearing escrow account. If the company prevails in its appeal, this amount would be paid to the court and the court will determine how to allocate or distribute it consistent with the Florida Rules of Civil Procedure.

Philip Morris USA has already begun its appeal of the Engle verdict.


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"We are satisfied that we will now be able to concentrate our appeal on the numerous errors that we believe occurred in the trial court without having to be concerned about obtaining additional stays of execution along the way, " Mr. Ohlemeyer said.

To date, 31 courts across the country have refused to allow smokers' claims against cigarette companies to proceed to trial as class actions. In its appeal, Philip Morris USA will argue, among other things, that under Florida law, the class should not have been certified; that under Florida and federal constitutional principles, compensatory damages for all plaintiffs in a trial must be determined before punitive damages may be awarded; that punitive damages, under state law, may financially hurt but cannot be assessed in an amount so large as to financially destroy or bankrupt a defendant; and there can be no entry of final judgment where "judicial labor," such as determining who is entitled to share in the punitive damage award, remains to be done in a case.

"We believe the Engle verdict was the result of a class certification that should never have occurred in the first place and an illegal and unconstitutional trial plan that allowed the jury to ignore the individual issues that must be considered before liability can be determined in a smoker's claim against a cigarette company," Mr. Ohlemeyer said. "We are committed to giving these issues a full and fair hearing in the Florida appellate courts and believe this agreement will help all involved to do just that."

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